EXHIBIT 8

                      Opinion of Ice Miller Donadio & Ryan

                                  July 18, 2000

Board of Directors
German American Bancorp
711 Main Street
Box 810
Jasper, IN   77546-3042

Board of Directors
Holland Bancorp, Inc.
405 N. Meridian
Box 8
Holland, IN   47541



Ladies and Gentlemen:

         We have acted as counsel to German American Bancorp, an Indiana corporation ("German American"), in connection with the proposed exchange of (i) German American common shares for shares of Holland Bancorp, Inc. ("Holland"), a Delaware corporation, and (ii) shares of The German American Bank, an Indiana banking corporation ("GAB") for shares of The Holland National Bank, a national banking association ("Holland Bank"), pursuant to the Agreement and Plan of Reorganization by and among German American, GAB, Holland, and Holland Bank, dated as of June 27, 2000 (the "Agreement"), the Addendum thereto (as defined hereunder), and the documents executed and delivered in connection therewith (collectively with the Agreement and the Addendum, the "Transaction Documents"). Terms which are not defined herein and are used with initial capitalization when the rules of grammar would not otherwise so require and which are defined in the Transaction Documents shall have the meanings assigned to such terms in the Transaction Documents.

         Under the terms of the Agreement, (A) Holland shall merge with and into German American in a transaction in which all of the outstanding shares of Holland stock (consisting of all of the outstanding shares of common stock of Holland, par value $10.00 per share, that are outstanding immediately prior to the Effective Time) will be converted into (i) shares of common stock, no par value, $1.00 stated value, of German American ("German American Common"), and
(ii) rights to purchase one one-hundredth of a Series A Preferred Share of German American under the terms and conditions of the Shareholder Rights Plan dated April 27, 2000, at a ratio of 3.5 shares of German American Common and 3.5 such rights for each share of Holland Common (the "Holding Company Merger"); and
(B) immediately following the transactions set forth above, Holland Bank will merge with and into GAB in a transaction in which all of the outstanding shares of Holland Bank stock received by German American in the Holding Company Merger (consisting of all of the outstanding shares ofcommon stock of Holland Bank, par value $10.00 per share, which are outstanding immediately prior to the Effective
Time) will be canceled. Prior to the Closing Date, the parties will execute an addendum to the Agreement (the "Addendum") to clarify that the shares of Holland Bank common stock will be converted by operation of law into additional shares of GAB common stock, following which the separate existence of Holland Bank shall cease and GAB will remain a wholly owned subsidiary of German American (the "Bank Merger").

         Our opinions hereinafter set forth are given pursuant to Sections 6.01(i) and 6.02(g) of the Agreement.

Representations of the Facts

         In connection with our opinions hereinafter set forth, the parties to the Agreement have represented to us and advised us of the following facts:

         Holland's capital structure consists of 500,000 authorized shares of Holland Common, $10.00 par value, of which 268,544 are issued and outstanding. Holland Bank's capital structure consists of 45,000 authorized shares of Holland Bank Common, $10.00 par value, all of which are issued and outstanding and held by Holland. As of the Closing Date there will be (i) no outstanding options or warrants to purchase stock of either Holland or Holland Bank or (ii) outstanding securities or other instruments convertible into stock of either Holland or Holland Bank which constitute equity under general principles of federal tax law. Except for outstanding stock options issued by Holland to employees of Holland Bank with respect to the right to purchase 2,250 shares of Holland Common, all of which will be exercised or will otherwise cease to exist prior to the Closing Date, no options, warrants, securities, instruments or rights of any kind with respect to either Holland or Holland Bank have been or will be (i) issued in contemplation of either the Holding Company Merger or the Bank Merger other than those set forth above in connection with the conversion of the Holland stock, or (ii) canceled in contemplation of either the Holding Company Merger or the Bank Merger.

         On April 27, 2000, German American adopted a Shareholder Rights Plan as a means of responding to unsolicited offers to acquire the corporation (the "Rights Plan"), pursuant to which the holders of German American Common are generally entitled to purchase additional shares of either German American Common (and in certain circumstances, German American preferred stock or similar securities) at substantially less than fair market value, or, in certain circumstances, stock in the acquiring company (the "Rights"). The Rights are not represented by a certificate other than the underlying certificate representing shares of German American Common and until they become exercisable, the Rights cannot be transferred separately from the underlying shares of German American Common. At the time the Rights Plan was entered into, the likelihood that the Rights would, at any time, be exercised was both remote and speculative.

         There have been and will be no distributions to any of the Holland shareholders or the Holland Bank shareholders with respect to their stock of either Holland or Holland Bank and no stock of either Holland or Holland Bank has been or will be sold, redeemed or otherwise disposed of in contemplation of either the Holding Company Merger or the Bank Merger.

         On the Closing Date, all of the outstanding stock of Holland will be exchanged for shares of German American Common as determined in accordance with the Agreement, rounded to the nearest whole share. Any fraction of a German American Common share resulting from the calculations provided in the Agreement shall be paid in cash as defined in the Agreement. Other than German American Common and cash paid in lieu of the issuance of fractional shares of German American Common, there will be no cash or other property exchanged.

         Also on the Closing Date, and subsequent to the Holding Company Merger, all of the outstanding stock of Holland Bank will be exchanged for additional shares of GAB common stock as determined in accordance with the Agreement and Addendum. Other than the shares of GAB common stock, there will be no cash or other property exchanged in the Bank Merger.

Scope of Investigation

         In connection with our opinions hereinafter set forth, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of these opinions. We have also examined the following documents:

     6.   The Transaction Documents;

     7. The Certificate executed by German American and GAB of even date herewith and delivered by German American and GAB to us (the "German American Certificate"); and

     8. The Certificate executed by Holland and Holland Bank of even date herewith and delivered by Holland and Holland Bank to us (the "Holland Certificate").

         As to  questions  of fact  material  to our  opinions,  we have  relied exclusively, without independent investigation, upon the statements and representations of German American, GAB, Holland, and Holland Bank, and our opinions are limited by the facts and circumstances as represented to and understood by us.

Additional Assumptions and Representations

         For purposes of our opinions hereinafter set forth, we have assumed and you have represented that: (l) all of the terms of both the Holding Company Merger and the Bank Merger are contained in the Transaction Documents and the Holding Company Merger and the Bank Merger will be consummated in accordance with the terms, conditions and other provisions of the Transaction Documents; and (2) all of the factual information, descriptions, representations, and assumptions set forth under "Representations of the Facts" above, the Transaction Documents and the certificates identified above are accurate and complete in all respects as of the Closing Date.

         In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. In addition, we have assumed: (l) the genuineness of all signatures; (2) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents;
(3) the due authorization, execution and delivery of the documents by all parties thereto; and (4) that the documents are legal, valid and binding as against all parties. We have also assumed that the certificates identified above were executed and delivered in good faith by German American, GAB, Holland and Holland Bank.

         With respect to the Holding Company Merger, you have represented and we
have  assumed  the   following   with  your   permission   without   independent
investigation:


     1. German American's and Holland's principal reasons for participating in the Holding Company Merger are bona fide business reasons not related to taxes, including: (i) to obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits; and (ii) to allow the bank and the bank holding company to compete more effectively with other banking organizations and to enable them to provide new and broader services to the former customers of each bank.

     2. The fair market value of the German American Common and other consideration received by each holder of Holland stock will be approximately equal to the fair market value of the Holland stock surrendered in exchange therefor.

     3. There is no plan or intention by German American or any persons or entities related to German American within the meaning of Treasury Regulationss.1.368-1(e)(3) to reacquire from any Holland shareholder any German American stock issued in the reorganization. Furthermore, there is no plan or intention by German American or persons or entities related to German American within the meaning of Treasury Regulationss.1.368-1(e)(3) to acquire from any Holland shareholder any shares of Holland stock prior to the reorganization for consideration other than German American common stock. No third party is acting as an agent for or on behalf of German American to purchase Holland stock, nor is German American a party to any agreement with a third party to purchase Holland stock.

     4. During the five-year period ending on the date of the Holding Company Merger, neither German American nor any person related to German American (as defined in Treasury Regulation ss. 1.368-1(e)(3)) has acquired or will acquire directly or through any transaction, agreement or arrangement with any other person, Holland stock with consideration other than voting stock of German American.

     5. Following the transaction, German American will continue the historic business of Holland or use a significant portion of Holland's historic business assets in a business.

     6. German American, Holland and their respective shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     7. There is no intercorporate indebtedness existing between German American and Holland that was issued, acquired, or will be settled at a discount.

     8. Neither German American nor Holland is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

     9. On the date of the transaction, the fair market value of the assets of Holland transferred to German American will equal or exceed the sum of the liabilities assumed by German American plus the amount of liabilities, if any, to which the transferred assets are subject.

     10. The payment of cash in lieu of fractional shares of German American stock is solely for the purpose of avoiding the expense and inconvenience to German American of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Holland shareholders instead of issuing fractional shares of German American stock will not exceed one percent of the total consideration that will be issued in the transaction to the Holland shareholders in exchange for their shares of Holland stock. The fractional share interests of each Holland shareholder will be aggregated, and no Holland shareholder will receive cash in an amount equal to or greater than the value of one full share of German American stock.

     11. None of the compensation received by any shareholder-employee of Holland will be separate consideration for, or allocable to, any of their shares of Holland stock; none of the shares of German American stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     12. The Rights Plan was adopted as a means of responding to unsolicited offers to acquire German American. At the time the Rights Plan was adopted, the likelihood that the Rights would be exercised was considered both remote and speculative. As of the Closing Date, no event will have occurred that would make the Rights exercisable or which will have changed the expectation regarding exercise.

     13. German American will pay or assume only those expenses of Holland that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-53, 1973-1 C.B. 187.

     14. Prior to and in connection with the Holding Company Merger, (i) Holland has no plan or intention to redeem any shares of Holland stock held by Holland shareholders or to make any distribution with respect to any shares of Holland stock held by Holland shareholders within the meaning of Temporary Treasury Regulationss.1.368-1T(e)(1)(ii)(A); (ii) Holland has not redeemed (and will not redeem) any Holland stock and it has not made (and will not make) any extraordinary distributions,
          within       the       meaning       of       Temporary       Treasury
          Regulationss.1.368-1T(e)(1)(ii)(A), with respect thereto; and (iii) no person that is related to Holland, within the meaning of Temporary Treasury Regulationss.1.368-1T(e)(2)(ii), has acquired (or will acquire) Holland stock from any holder thereof.

     15. The liabilities of Holland assumed by German American and the liabilities to which the transferred assets of Holland are subject were incurred by Holland in the ordinary course of its business.

     16. Holland is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     17. The Holding Company Merger will qualify as a statutory merger under applicable state and federal law.

     18. There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of either Holland or Holland Bank under the federal consolidated return regulations or otherwise that must be recognized or may be triggered as a result of the Holding Company Merger.

     19. The Transaction Documents represent the full and complete agreement among German American, GAB, Holland and Holland Bank regarding the Holding Company Merger and the Bank Merger and there are no other written or oral agreements among the parties other than those expressly referred to in the Transaction Documents.

         With respect to the Bank Merger, you have represented and we have assumed the following with your permission without independent investigation:

     1. GAB's and Holland Bank's principal reasons for participating in the Bank Merger are bona fide business reasons not related to taxes, including: (i) to obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits; and (ii) to allow the bank and the bank holding company to compete more effectively with other banking organizations and to enable them to provide new and broader services to former customers of each bank.

     2. The fair market value of the GAB stock and other consideration received by each Holland Bank shareholder will be approximately equal to the fair market value of the Holland Bank stock surrendered in exchange therefor.

     3. There is no plan or intention by GAB or any persons or entities related to GAB within the meaning of Treasury Regulationss.1.368-1(e)(3) to reacquire from any Holland Bank shareholder any GAB stock issued in the reorganization. Furthermore, there is no plan or intention by GAB or persons or entities related to GAB within the meaning of Treasury Regulationss.1.368-1(e)(3) to acquire from any Holland Bank shareholder any shares of Holland Bank stock prior to the reorganization for consideration other than GAB common stock. No third party is acting as an agent for or on behalf of GAB to purchase Holland Bank stock, nor is GAB a party to any agreement with a third party to purchase Holland Bank stock.

     4. During the five-year period ending on the date of the Bank Merger, neither GAB nor any person related to GAB (as defined in Treasury Regulation ss. 1.368-1(e)(3)) has acquired or will acquire directly or through any transaction, agreement or arrangement with any other person, Holland Bank stock with consideration other than voting stock of GAB.

     5. Following the transactions, GAB will continue the historic business of Holland Bank or use a significant portion of Holland Bank's historic business assets in a business.

     6. On the date of the transaction, the fair market value of the assets of Holland Bank transferred to GAB will equal or exceed the sum of the liabilities assumed by GAB plus the amount of liabilities, if any, to which the transferred assets are subject.

     7.   GAB,  Holland Bank and their  respective  shareholders  will pay their
          respective   expenses,   if  any,  incurred  in  connection  with  the
          transaction.

     8. There is no intercorporate indebtedness existing between GAB and Holland Bank that was issued, acquired, or will be settled at a discount.

     9. Neither GAB nor Holland Bank is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

     10. There will be no payment of cash in lieu of fractional shares of GAB stock.

     11. None of the compensation received by any shareholder-employees of Holland Bank will be separate consideration for, or allocable to, any of their shares of Holland Bank stock; none of the shares of GAB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     12. GAB will pay or assume only those expenses of Holland Bank that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     13. Prior to and in connection with the Bank Merger, (i) Holland Bank has no plan or intention to redeem any shares of Holland Bank stock held by Holland Bank shareholders or to make any distribution with respect to any shares of Holland Bank stock held by Holland Bank shareholders within the meaning of Temporary Treasury Regulationss .1.368-1T(e)(1)(ii)(A); (ii) Holland Bank has not redeemed (and will not redeem) any Holland Bank stock and it has not made (and will not make) any extraordinary distributions, within the meaning of Temporary Treasury Regulation ss.1.368-1T(e)(1)(ii)(A), with respect thereto; and (iii) no person that is related to Holland Bank, within the meaning of Temporary Treasury Regulationss.1.368-1T(e)(2)(ii), has acquired (or will acquire) Holland Bank stock from any holder thereof.

     14. The liabilities of Holland Bank assumed by GAB and the liabilities to which the transferred assets of Holland Bank are subject were incurred by Holland Bank in the ordinary course of its business.

     15. Holland Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     16. The Bank Merger will qualify as a statutory merger under applicable state and federal law.

     17. There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of either Holland or Holland Bank under the federal consolidated return regulations or otherwise that must be recognized or may be triggered as a result of the Bank Merger.

     18. The Transaction Documents represent the full and complete agreement among German American, GAB, Holland and Holland Bank regarding the Holding Company Merger and the Bank Merger and there are no other written or oral agreements among the parties other than those expressly referred to in the Transaction Documents.

Opinion

         Based  upon  and  subject  to  the   foregoing,   and  subject  to  the
qualifications, limitations and assumptions set forth in this letter, we are of the opinion that:

     1. The Holding Company Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) in which German American and Holland will each be a "party to a reorganization" within the meaning of Code Section 368(b).

     2. No gain or loss will be recognized by the holders of shares of Holland Common pursuant to the exchange of Holland Common solely for German American Common. Code Section 356(a).

     3. The basis of the shares of German American Common received by the shareholders of Holland will be the same as the basis of shares of Holland Common exchanged therefor. Code Section 358(a)(1).

     4. The holding period with respect to the shares of German American Common received by the shareholders of Holland will include the holding period of the shares of Holland Common exchanged therefor provided such shares were held as capital assets as of the Effective Time. Code Section 1223(1).

         The opinions set forth in this letter are limited to the foregoing United States federal income tax consequences of the Holding Company Merger and are based solely on, and are limited to, the federal income tax laws of the United States of America. We express no opinion as to any other federal laws, or any foreign, state or local laws, and we express no opinion as to any federal, state or other tax consequences of any other aspects of the Holding Company Merger.

         The opinions expressed in this letter speak as to the documents, facts and the law in existence as of the date hereof and at no time subsequent hereto. No opinion is expressed in this letter concerning the tax treatment of the Holding Company Merger under other provisions of the Code and regulations adopted thereunder or under foreign, state or local law, or as to the tax treatment of any conditions existing at the time of, or the effects resulting from, the Holding Company Merger that are not specifically covered above.

         We assume no obligation to update our opinions for any deletions, additions or modifications to any laws applicable to the Holding Company Merger subsequent to the date hereof. The opinions expressed herein are matters of professional judgment and are not a guarantee of results.

         The opinions expressed in this letter are solely for the benefit of the addressees hereof in connection with the transactions provided for in, or contemplated by, the Transaction Documents. This letter may be filed with the United States Securities and Exchange Commission as Exhibit 8 of German American's Registration Statement on Form S-4 relating to the offer and sale of German American common stock pursuant to the Holding Company Merger, and we consent to that filing and to German American's references to our firm and the discussions of our opinions included in the prospectus/proxy statement that is part of the Registration Statement.

         The opinions expressed in this letter may not be used for any other purpose or otherwise distributed or relied upon by any person. Except for reproductions for inclusion in transcripts of the documentation relating to the Transaction Documents and the filing of, and reference to, these opinions made in connection with the Registration Statement, these opinions may not be quoted or reproduced, in whole or in part, in any other document without our prior written consent.

                                        Very truly yours,



                                        /s/ ICE MILLER DONADIO & RYAN